                                                                   Exhibit 10.51


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, is made as of the 20th day of March, 1998, by and between NATIONAL MEDIA CORPORATION, a Delaware corporation (the "Company" or "National Media"), and JOHN W.
KIRBY ("Executive").


                                   WITNESSETH

         WHEREAS, Executive, DirectAmerica Corporation, a wholly-owned subsidiary of National Media, and National Media entered into an employment agreement on October 24, 1995 in connection with the acquisition of DirectAmerica Corporation by National Media (the "Prior Agreement");

         WHEREAS, the parties wish to enter into this agreement in lieu of such prior agreement for periods subsequent to the date hereof;

         WHEREAS, Executive is willing to serve the Company on a full-time basis during the term hereof, subject to the terms and conditions hereinafter set forth; and

         WHEREAS, the Company desires to employ Executive in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is agreed as follows:

         1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment from the Company, upon the terms and conditions hereinafter set forth.

         2. Term of Employment. The term ("Term") of this Agreement shall be deemed to have commenced as of the date hereof (the "Commencement Date") and shall continue thereafter until September 30, 1998 (the "Termination Date"), unless sooner terminated in accordance with the terms hereof. As used herein, "Term" shall refer to the initial Tenn of this Agreement. "Termination Date" shall refer to the last day of the Term of this Agreement.

         3. Duties. Executive shall be engaged as, and hold the positions of, President of the Company and as Chairman, President and Chief Executive Officer of DirectAmerica Corporation d/b/a Quantum TV, and in such other capacities as the Boards of Directors of

DirectAmerica Corporation or the Company shall decide. Executive shall have such authority and responsibilities as are normally attendant thereto and agrees to perform such duties and render such services consistent therewith, and as may from time to time be reasonably required of him by the Company. Executive shall devote his full business time, attention and best efforts to the affairs of the Company during the Tenn of this Agreement. Executive will report directly to the Company's Board of Directors (the "Board") and to the Chairman and/or Chief Executive Officer of the Company, as instructed by the Board. Of even date herewith, Executive shall be appointed as a director of the Company, effective as soon as practicable. Provided, however, that during any period that National Media is a publicly-held company, Executive's service as a director of National Media shall be at the discretion of National Media's shareholders.

         4. Compensation and Reimbursement for Expenses.

                  4.1 Base Salary. The Company shall pay to Executive a minimum base salary of Three Hundred Twenty Five Thousand Dollars ($325,000.00) per annum (as the same may be increased or decreased (but not below $325,000) from time to time, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time and shall be subject to annual review and adjustment as the Board deems appropriate. The Base Salary may be increased or decreased from time to time in the discretion of the Board; provided, however, that Executive's Base Salary shall at no time be less than Three Hundred Twenty Five Thousand Dollars ($325,000.00) per annum. In addition to the Base Salary, Executive shall be advanced an aggregate of Seventy Five Thousand Dollars ($75,000.00) per annum, in installments, against bonuses otherwise payable hereunder to Executive. Such Base Salary and advance shall be deemed to have commenced as of October 1, 1997.

                  4.2 Bonus. Executive shall not participate in National Media's Management Incentive Plan or any other bonus plan or program of the Company or DirectAmerica or V-L Holdings Corp., as referred to in Paragraph 10 below, or any of the Company's other subsidiaries, other than the Production Bonus program described in Exhibit A attached hereto and made a part hereof. The Production Bonus program shall be deemed to have taken effect as of October 1, 1997 but only as to products/show revenues generated after October 1, 1997. The applicability of any other bonus or incentive plans will be deemed to have ceased as of October 1, 1997.

                  4.3 Reimbursement of Expenses. The Company will promptly reimburse Executive, upon receipt of vouchers therefor, for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous and other business expenses which are incurred in connection with the performance of his duties hereunder. such reimbursements shall be made in accordance with the regular reimbursement procedures and practices in effect from time to time for similarly situated officers of National Media and its other subsidiaries.

         5. Fringe Benefits.

                  5.1 General. Other than as specifically set forth herein, during the Term, unless this Agreement is sooner terminated in accordance with the terms hereof, Executive shall be entitled to participate in any and all fringe and other employee benefit type programs generally available to the officers of National Media and its subsidiaries, including without limitations profit sharing plans, thrift and savings plans, insurance plans, supplemental insurance health, medical, and savings investment plans and benefit plans. However, nothing contained in this subparagraph 5.1 shall be construed as requiring the Company or National Media generally to maintain any such benefit program or to make any discretionary grant to Executive thereunder.

                  5.2 Life Insurance.

                        (a) Purchase. During the Term hereof, unless this Agreement is sooner terminated in accordance with the terms hereof, if Executive chooses to obtain a life insurance policy (term, whole life, universal life, etc.) concerning Executive, the Company will reimburse Executive for the amount of the premiums therefor (covering portions of the Term, no more than six (6) months at one time) as set forth in invoices presented to the Company; provided the Company shall not be required to reimburse premiums in excess of the out-of-pocket costs it would otherwise have incurred had Executive purchased a one year or shorter $1,000,000 term policy for a person of Executive's age who was in good health at the time of application. The Company shall have no claim to any accrued cash value of any such policy upon Termination hereunder.

                  5.3 Automobile Allowance. During the Tenn, unless this Agreement is sooner terminated in accordance with the terms hereof, the Company shall pay Executive a monthly automobile allowance of Eight Hundred Dollars ($800.00) which shall be deemed to compensate Executive for all automobile related costs, including, but not limited to, insurance, fuel, maintenance, wear and tear, etc.

                  5.4 Club Memberships. During the Term, unless this
Agreement is sooner terminated in accordance with the terms hereof, the Company shall pay Executive's reasonable dues and membership fees (up to a maximum-reimbursement of $2000 per annum) in one (1) health and/or eating club of Executive's choice. Executive's club-related expenses other than dues and membership fees may be reimbursed to Executive by the Company in accordance with the provisions and requirements of subparagraph 4.3 hereunder.

                  5.5 Vacations; Holidays; Sick Leave. During the Term, unless this Agreement is sooner terminated in accordance with the terms hereof, Executive shall be entitled to such number of paid vacation days in each calendar year as are generally awarded to senior executive officers of National Media, but not less than three (3) weeks in any calendar year (prorated in any calendar year during which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). Notwithstanding any other National Media company policy generally applicable to non-executive employees, other than as set forth herein, Executive shall not be permitted to carry over any portion of Executive's accrued but unused vacation time from one fiscal year to the next fiscal year; provided, however, that in the event applicable law renders the preceding clause unenforceable, Executive shall be permitted to carry over accrued but unused vacation time, but in no event shall Executive be permitted to accrue at any time more than three (3) weeks' vacation time. If Executive is unable to utilize planned vacation time in a given year due to the demands of the business as set forth by the Chairman or the Chief Executive Officer of National Media, and such vacation time is not thereafter used in the applicable year, Executive shall be paid for such accrued but unused vacation time at the expiration of such year.

Executive shall also be entitled to all paid holidays and sick leave as are generally awarded to senior executives of National Media.

         6. Non-Disclosure. Executive shall not at any time during the Term of this Agreement or thereafter, except (i) as properly required in the conduct of the business of the Company and as authorized by the Company, or (ii) as otherwise required by law or court order, or (iii) to his attorneys, accountants, financial advisors or other professional advisors as necessary in the conduct of their services to Executive, disclose or authorize anyone else to disclose any secret, proprietary or confidential information, material or matter relating to the Company or any of its customers. For purposes of this agreement, "secret, proprietary or confidential information" shall not include any information which (i) is or becomes within the public domain or becomes generally available to the public through no act of Executive, (ii) is lawfully received by Executive from another source unrelated to his employment with the Company, which information is not subject to any restriction on use or disclosure in the hands of the provider, (iii) is deemed in writing by the Company no longer to be secret, proprietary or confidential information, (iv) was or is developed independently by Executive, outside of the normal course of his employment hereunder and not in breach of this Agreement, without reference to or use of any secret, proprietary, or confidential information, or (v) is required to be disclosed by order of any court of competent jurisdiction or other governmental authority. (Provided, however, that, in the event of (v) above, Executive shall timely inform the Company of such required disclosure in order to give the Company the opportunity to limit disclosure and maintain confidentiality.)

         7. Covenant Not to Complete. From the Commencement Date through the Termination Date ( and thereafter for any additional period during which Executive is being paid any severance amount hereunder), Executive shall not, without the prior written consent of the Company, take part directly or indirectly (other than as a non-"Substantial Owner", as hereinafter defined) in any television infomercial venture or in any television infomercial production or in any "home shopping" style marketing venture which is competitive with the business of the Company or its affiliates and shall not be an officer, director, employee, independent contractor or Substantial Owner of any such restricted business. "Substantial

Owner" as used herein shall mean an owner of at least five percent (5%) of the beneficial equity or voting interests in a subject restricted business. In addition, for a period of ninety (90) days following the termination of this Agreement, Executive shall not engage directly or indirectly, other than as non-Substantial Owner, in any television infomercial marketing or any television infomercial production or home shopping ventures which are involved in the development or marketing of any product(s) which are the same or substantially similar to any product(s) which the Company developed or began developing or as to which the Company produced a show or began producing a show with the Executive's involvement, either itself or through a third party producer, during Executive's employment by the Company. Notwithstanding the foregoing, if Executive terminates this Agreement pursuant to subparagraph 8.1(c) hereof or if the Company terminates this Agreement other than pursuant to subparagraph 8.1(b), the restrictions described above shall terminate as of the date of such termination. Thus, by way of example, Executive has been involved in the development and sale of the cyclone elliptical exercise machine. Pursuant to the foregoing, he will not be involved in a television infomercial or other television activity, for the term set forth above, concerning another elliptical exercise machine. The involvement of Executive with the cyclone elliptical machine does not, in and of itself restrict Executive's activities with regard to other exercise equipment.

         Executive acknowledges that the obligations and restrictions contained in this Paragraph 7, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. Executive understands and agrees that the remedies at law for any breach of the forgoing covenant may be inadequate and that the Company may be entitled to, in addition to all other remedies which it may have, enforcement of this Agreement by injunctive relief or by decree of specific performance in a court of competent jurisdiction. If one or more of the provisions contained in this Paragraph 8 shall for any reason be held to be excessively broad in scope, subject or otherwise, to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with applicable law then in existence.

         8. Termination.

                  8.1 Executive's employment under this Agreement shall terminate upon the occurrence of any of the following:

                        (a) Death or Disability. If Executive dies or becomes "Permanently Disabled" (meaning that, in the opinion of an independent physician selected by the Company and reasonably satisfactory to Executive or his representative, he is unable to perform his duties hereunder due to partial or total mental or physical disability for an aggregate of 90 days (whether or not consecutive) in any consecutive six (6) month period).

                        (b) Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured, such breach within thirty (30) days after notice, or, if the breach cannot be cured within thirty (30) days, Executive has not commenced to cure such breach as soon as practicable following notice and has not thereafter diligently pursued to cure such breach; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys any property of the Company without the Company's consent; (iv) is convicted of a felony; (v) is adjudicated as mentally incompetent; (vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance or any drug whatsoever; or (v) breaches his obligations pursuant to the Loan Agreement, defined in Paragraph 17 below. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Executive has received thirty (30) days' prior written notice (the "Dismissal Notice") of such termination. In the event Executive does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, Executive shall not have the remedies provided pursuant to Paragraph 11 of this Agreement.

                        (c) Company Breach. In the event of the Company's material breach of any provisions of this Agreement, Executive shall have the right to terminate his employment hereunder; provided that Executive shall give written notice to the Company of his intent to so terminate setting forth the basis for such termination, and the Company shall then have thirty

(30) days after receipt of such notice to cure the subject breach.

                  8.2 Termination Obligations of Executive. In the event Executive's employment under this Agreement is terminated, Executive, or his legal representative in case of termination by death or Executive's physical or mental incapacity to serve, shall:

                        (a) by the close of the next business day following termination, resign from all corporate and board positions held in National Media, and any of its subsidiaries and affiliated companies;

                        (b) promptly return to a representative designated by the Company all property, including but not limited to, automobiles, keys, identification cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

                        (c) incur no further expenses or obligations on behalf of the Company or any of its subsidiaries and affiliated companies.

         9. Termination Compensation.

                  9.1 Compensation. Subject to the terms of subparagraph 9.2 hereof, in the event that Executive shall terminate his employment under this Agreement pursuant to subparagraph 8.1(c) above, or if the Company shall terminate Executive's employment under this Agreement prior to the Termination Date for any reason other than those set forth in subparagraphs 8.1(a) or (b), the Company shall (a) pay Executive or, in the event of Executive's death following termination, Executive's estate (i) his full Base Salary through the date of termination at the rate in effect at the time notice of such termination is given; and (ii) in lieu of any further salary or other payments to Executive hereunder for periods subsequent to the date of termination, the Company shall pay as liquidated damages to Executive in accordance with the terms of subparagraph 9.2 hereof an amount equal to his full Base Salary through the Termination Date calculable at the then current Base Salary and (b) maintain in full force and effect for the continued benefit of Executive through the earlier of the Termination Date or Executive obtaining similar benefits through other employment, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to Executive's discharge or resignation, provided that Executive's continued participation is possible under the general terms and provisions of such benefit plans and programs and otherwise in accordance with applicable law other than as specifically set forth elsewhere herein, no additional compensation shall be payable hereunder, nor shall the Company have any obligation to continue any benefits if this Agreement is terminated by Executive pursuant to any other provision of this Agreement.

                  9.2 In the event that Executive is entitled to receive severance in accordance with subparagraph 9.1 hereof or Paragraph 16 hereof, such severance shall be paid to Executive in accordance with the Company's normal payroll practices in effect from time to time as if Executive was employed by the Company through the Termination Date; provided, however, that in the event that Executive violates the Covenant Not to Compete contained in Paragraph 7 hereof, in addition to all other rights and remedies which the Company may have, the foregoing severance shall only be payable through the date of such violation and the Company shall be entitled to cease providing Executive with the benefits to which he would otherwise be entitled.

                  9.3 No Mitigation. Executive shall not be required to mitigate the amount of any payments provided for in subparagraph 9.1 above by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned as a result of employment by another employer.

         10. Change in Control. Within thirty (30) days following a Change in Control, as hereinafter defined, notwithstanding anything in this Agreement to the contrary, Executive may resign and thereby terminate this Agreement by giving the Company at least thirty (30) days' prior written notice of the effective date of such termination and upon such termination, all of the terms and provisions of this Agreement (including the provisions contained in Paragraph 7 hereunder) shall terminate and be of no further force and effect. Notwithstanding the foregoing, in such event, Executive shall have the obligation hereunder to oversee the completion of shows in pre production, production or post production at the time of resignation/termination, despite such resignation/termination. As used in this Paragraph 10, a "Change in Control" shall be deemed to have occurred only if, other than as a result of the consummation of that certain Agreement and Plan of Reorganization and Merger, dated January 5, 1998, by and between the Company, ValueVision International, Inc. and V-L

Holdings Corp. (since renamed Quantum Direct Corporation), or any amendment or extension thereof (The "ValueVision Merger"), (a) any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires direct or indirect control over in excess of twenty-five (25%) percent of the voting power of the voting stock of the Company prior to consummation of the ValueVision Merger, or of Quantum Direct Corporation subsequent to the ValueVision Merger, in a transaction's not approved by the Company's, or Quantum Direct Corporation as the case may be, Board of Directors.

         11. [Intentionally Omitted].

         12. Counsel Fees and Indemnification.

                   (a) In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights. No fees shall be payable if the Company is successful on the merits.

                   (b) The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of Executive's employment hereunder and/or any act or omission of Executive in his capacity as an officer, director or employee of the Company, or the Company or any officer, director, employee, agent or representative of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by Executive in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this subparagraph 12(b).

                   (c) The provisions of this Paragraph 12 shall survive termination of this Agreement and shall survive indefinitely with respect to any cost or liability incurred by Executive on account of any actual or alleged act, omission, or decision by Executive during the Term.

         13. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered first class mail or recognized overnight mail carrier:

                  If to the Company, to:

                           National Media Corporation
                           1835 Market Street, Suite 1100
                           Philadelphia, PA  19103
                           Attention:  Chairman

                  If to Executive, to:

                           John W. Kirby
                           La Tour Wilshire
                           10380 Wilshire Blvd., #401
                           Beverly Hills, CA  90024

                  with a copy to:

                           Bloom, Hergott, Cook, Diemer and Klein, LLP
                           150 S. Rodeo Drive
                           3rd Floor
                           Beverly Hills, CA  90212
                           Attention:  Stephen F. Breimer, Esq.

         14. General Provisions.

                  14.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the Payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).

                  14.2 Set-Off. Executive hereby acknowledges and agrees that the Company shall have the right to set-off against any amounts payable by the Company to Executive under this Agreement all amounts payable to the Company or DirectAmerica Corporation by Executive under the Agreement and Plan of Merger and Reorganization (the "Acquisition Agreement") by and among the Company and DirectAmerica Corporation's predecessors, et. al., dated as of October 24, 1995 (including, without limitation, Article 8 thereof (other than Section 8.2(b) thereof)).

                  14.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware from time to time in effect.

                  14.4 Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any prior employment agreements between the parties. The parties confirm that the Prior Agreement has lapsed, effective as of the date of this Agreement. In that regard, without limitation, the Company confirms that all restrictions on Executive's current share holdings of Company stock set forth in paragraph 6 of the Prior Agreement have lapsed. This Agreement may not be amended or modified except by a writing signed by the parties hereto. Any written amendment, waiver or termination hereof executed by the Company and Executive (or his estate) shall be binding upon them and upon all persons, without the necessity of securing the consent of any other person and no person shall be deemed to be a third party beneficiary under this Agreement.

                  14.5 Third Party Beneficiaries. Except as provided in this Agreement, each of Executive and the Company intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Executive and the Company.

                  14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  14.7 No Waiver. Except as otherwise expressly set forth herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  14.8 Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

         15. Release. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, effective upon the execution of this Agreement, Executive does hereby remise, release and forever discharge the Company and its predecessors, successors, subsidiaries and affiliates and its present and former agents, employees, assigns, directors and officers (collectively, the "National Media Parties") of and from any and all debts, demands, actions, causes of action, manner of actions, suits, claims, cross claims, third-party claims, impleader or interpleader claims, demands and liabilities whatsoever, of any nature whatsoever, both in law and in equity, whether known or unknown (collectively "Claims"), which Executive ever had, now has as of the date hereof and may ever have had as of the date hereof, prior to the date hereof or hereafter, including, but not limited to, any and all Claims against any and all of the National Media Parties arising from, pursuant to, or in connection with: (i) any representation, warranty, covenant, agreement or obligation of any National Media Party contained in the Acquisition Agreement or any other contract, instrument or agreement executed in connection therewith;
(ii) the consummation of the Acquisition Agreement; (iii) the issuance of shares of Common Stock in connection with the Acquisition Agreement; (iv) any action or omission of any National Media Party in connection with the consummation of the transactions contemplated by the Acquisition Agreement and any other contract, instrument or agreement executed in connection therewith; and (v) any action or inaction by the National Media Parties in connection with the management, operations or financial condition of the Company on or prior to the date hereof.

           For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, effective upon the execution of this Agreement, the Company does hereby remise, release and forever discharge Executive of and from any and all debts, demands, actions, causes of action, manner of actions, suits, claims, cross claims, third-party claims, impleader or interpleader claims, demands and liabilities whatsoever, of any nature whatsoever both in law and in equity, whether known or unknown (collectively "Claims"), which the Company ever has, now has as of the date hereof and may ever have had as of the date hereof, prior to the date hereof or hereafter, including, but not limited to, any and all Claims against Executive arising from, pursuant to, or in connection with: (i) any representation, warranty, covenant, agreement or obligation of Executive contained in the Acquisition Agreement or any other contract, instrument or agreement executed in connection therewith; (ii) the consummation of the Acquisition Agreement; (iii) any action or omission of any Executive in connection with the consummation of the transaction contemplated by the Acquisition Agreement and any other contract, instrument or agreement executed in connection therewith; and (iv) any action or inaction by Executive in connection with the performance of his duties as an employee of the Company on or prior to the date hereof.

             The foregoing releases do not affect the validity or enforceability of this Agreement (including, but not limited to, Sections 12 or 14.2 hereof) or the Loan Agreement (as hereinafter defined).

         16. Retention of CEO by Quantum Direct Corporation. It is presently intended that, in connection with the ValueVision Merger, a Chief Executive Officer will be retained by Quantum Direct Corporation to replace Robert Johander. Executive shall have the right hereunder to resign his position as President of the Company and thereby terminate this Agreement by giving the Company written notice of such intention within six (6) months of the hiring of such Chief Executive Officer. Such resignation and termination shall take effect on the thirtieth (30th) day following the delivery of such written notice. In the event of such a termination, Executive shall have the right to receive, as severance three (3) months Base Salary, payable in installments. Notwithstanding the foregoing, in such event, Executive shall have the obligation hereunder to oversee the completion of shows in pre production, production or post production at the time of resignation/termination despite such resignation/termination.

         17. Loan Matters. The existing promissory note of Executive to the Company in the aggregate principal amount of $175,000 shall be deemed satisfied as of the date hereof. The Company hereby agrees to advance to Executive an aggregate of up to $545,000, upon the terms and conditions set forth in the documentation attached hereto as Exhibit B (collectively, the "Loan Agreement"), as soon as practicable after the date hereof.

         18. Option. In connection with the execution hereof, the Company hereby issues to Executive (in addition to the already outstanding option to purchase 30,000 shares at an exercise price of $8.325) an option to purchase up to 300,000 shares of the Company's common stock in the form attached hereto as Exhibit C. In the event that the ValueVision Merger is not consummated during the Term hereof, the Company agrees to negotiate with Executive in good faith regarding the possible issuance of additional options, subject to availability under the Company's 1991 Stock Option Plan, in exchange for additional consideration on the part of Executive. The foregoing shall not constitute an obligation on the part of the Company to issue any options at any particular exercise price.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                           NATIONAL MEDIA CORPORATION



                           By:          /s/ Robert N. Verratti
                               ------------------------------------------------
                               Name:  Robert N. Verratti
                               Title:  President and Chief Executive Officer



                                          /s/ John W. Kirby
                               ------------------------------------------------
                               JOHN W. KIRBY